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                     VIACOM COMPLETES MERGER WITH INFINITY


New York, New York, February 21, 2001 - Viacom Inc. (NYSE: VIA and VIA.B) announced today that it completed its merger with Infinity Broadcasting Corporation (NYSE: INF).

Under the terms of the merger, which is tax free for the shareholders of Infinity and Viacom, each share of Infinity Class A Common Stock has been converted into the right to receive 0.592 of a share of Viacom Class B Common Stock. Infinity shareholders will receive a cash payment in lieu of any fractional shares.

Viacom is the No. 1 platform in the world for advertisers, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, and music. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, BET, Paramount Pictures, Infinity Broadcasting, UPN, TNN: The National Network, CMT: Country Music Television, Showtime, Blockbuster, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.


Contacts:


Media                     Carl Folta      Susan Duffy
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                          212-258-6352    212-258-6347


Investors                 Marty Shea      Jim Bombassei
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                          212-846-6515    212-258-6377